Exhibit 10.10

GRAYSTONE TOWER BANK

DEFERRED COMPENSATION AGREEMENT

This Deferred Compensation Agreement (this “Agreement”) is entered into this 2nd day of June, 2010, by and between Graystone Tower Bank, a state-chartered commercial bank located in Lancaster, Pennsylvania (the “Bank”), and Carl Lundblad (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Base Salary” means the annual pay rate as of the end of a Plan Year excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and other fees, and automobile and other allowances paid to the Executive for employment rendered (whether or not such allowances are included in the Executive’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Executive pursuant to all qualified or non-qualified plans of the Bank and shall be calculated to include amounts not otherwise included in the Executive’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Bank; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Executive.

1.2	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits under this Agreement, if any, upon the death of the Executive.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.4	“Board” means the Board of Directors of the Bank or the Holding Company as from time to time constituted.

1.5	“Bonus” means the cash bonus, if any, awarded to the Executive for services performed during the Plan Year.

1.6	“Change in Control” of the Holding Company or the Bank shall mean a change in the ownership or effective control applicable to the Holding Company or the Bank as described in Section 409A(a)(2)(A)(v) of Code (or any successor provision thereto) and the regulations there under.

1.7	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date.

1.8	“Compensation” means the total Base Salary and Bonus paid to the Executive during a Plan Year.

1.9	“Deferral Account” means the accumulated Executive Deferrals plus Grants plus accrued interest thereon.

1.10	“Deferral Election Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate the amount of Executive Deferrals.

1.11	“Early Termination” means Separation from Service before Normal Retirement Age. Early Termination shall not include a Separation from Service within 24 months following a Change in Control.

1.12	“Effective Date” means May 1, 2010.

1.13	“Employment Agreement” means that certain employment agreement entered into by and between the Bank and the Executive on November 12, 2008, and any extension, renewal or replacement thereof.

1.14	“Executive Deferrals” means the amount of Compensation the Executive elects to defer according to this Agreement.

1.15	“Grant” means the amount, if any, credited by the Bank to the Deferral Account under Section 3.1(b). The Grant shall be determined by multiplying the Performance Targets Percentage by the Executive’s Base Salary for the Plan Year in which the determination period applies. The Bank shall make a minimum Grant for each Plan Year equal to three percent (3%) of Base Salary. To receive a Grant for any given year, the Executive must be employed by the Bank or the Holding Company on the last day of the applicable Plan Year.

1.16	“Holding Company” means Tower Bancorp, Inc., or any successor entity.

1.17	“Normal Retirement Age” means the Executive attaining age sixty (60) and completing ten (10) Years of Service.

1.18	“Performance Targets Percentage” shall be a percentage determined annually by the achievement of certain performance targets, attached hereto as Addendum A. The Bank, in its sole discretion, may change these performance targets from one Plan Year to the next, may impose additional conditions and qualifiers to which these performance targets are subject, and shall notify the Executive in writing of these performance targets and any additional qualifiers or conditions at or before the beginning of each Plan Year.

1.19	“Plan Administrator” means the Board or such committee or person as the Board shall appoint.

1.20	“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on December 31, 2010.

1.21	“Operating Return On Assets” or “(OROA)” means the Holding Company’s after-tax net income at the end of the most recent fiscal year, excluding merger related expenses and other non-recurring items as determined by Holding Company management and the Board of Directors, divided by the Holding Company’s average assets for the same fiscal year, as reported in the Holding Company’s general ledger.

1.22	“Operating Return on Tangible Equity” or “(OROTE)” means the Holding Company’s after-tax net income at the end of the most recent fiscal year, excluding merger related expenses and other non-recurring items as determined by Holding Company management and the Board of Directors, divided by the Holding Company’s average tangible equity for the same fiscal year, as reported in the Holding Company’s general ledger.

1.23	“Separation from Service” means termination of the Executive’s employment with the Bank for reasons other than death. Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

1.24

“Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Bank, if any stock of the Holding Company is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.25	“Termination for Cause” means a Separation from Service for:

(a)	Gross negligence or gross neglect of duties to the Bank;

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.

1.26	“Years of Service” means the twelve (12) consecutive month period beginning on the Executive’s date of hire and any twelve (12) month anniversary thereof during the entirety of which time the Executive is an employee of the Bank. Service with a subsidiary or other entity controlled by the Bank before the time such entity became a subsidiary or under such control shall not be considered “credited service.”

Article 2

Deferral Election

2.1	Elections Generally. The Executive may annually file a Compensation Deferral Election Form with the Plan Administrator no later than the end of the Plan Year preceding the Plan Year in which services leading to such Compensation will be performed.

2.2	Initial Election. After being notified by the Plan Administrator of becoming eligible to participate in this Agreement, the Executive may make an initial deferral election by delivering to the Plan Administrator a signed Deferral Election Form and Beneficiary Designation Form within thirty (30) days of becoming eligible. The Deferral Election Form shall set forth the amount of Compensation to be deferred. However, if the Executive was eligible to participate in any other account balance plans sponsored by the Bank (as referenced in Code Section 409A) prior to becoming eligible to participate in this Agreement, the initial election to defer Compensation under this Agreement shall not be effective until the Plan Year following the Plan Year in which the Executive became eligible to participate in this Agreement.

2.3	Election Changes. The Executive may modify the amount of Compensation to be deferred annually by filing a new Deferral Election Form with the Bank. The modified deferral shall not be effective until the calendar year following the year in which the subsequent Deferral Election Form is received by the Bank.

Article 3

Deferral Account

3.1	Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Executive and shall credit to the Deferral Account the following amounts:

(a)	A one time contribution on or after the Effective Date in the amount of Twenty Four Thousand Dollars ($24,000).

(b)	Any Executive Deferrals hereunder;

(c)	With ninety (90) days following the completion of each Plan Year, the Bank shall make a Grant to the Deferral Account if any of the Bank’s performance targets for such Plan Year are met and if all of the qualifiers and conditions (if any) for such Plan Year are also met, as such performance targets, qualifiers, and conditions are set forth on Addendum A and as modified from time to time, provided interest on such Grant shall commence as of the beginning of the Plan Year; and

(d)	Interest as follows:

(i)	On the last day of each month and immediately prior to the distribution of any benefits, but only until commencement of benefit distributions under this Agreement, interest shall be credited on the Deferral Account at an annual rate equal to one percent (1%), plus the annual rate on a ten-year Treasury Note determined by taking the average rate of all the rates of the Treasury Note in the month of December of the prior Plan Year, compounded monthly; and

(ii)	On the last day of each month during any applicable installment period, interest shall be credited on the unpaid Deferral Account balance at an annual rate equal to one percent (1%), plus the annual rate on a ten-year Treasury Note as determined by taking the average rate of all the rates of the Treasury Note in the month immediately preceding the first installment payment, compounded monthly. This rate shall be used during the entire applicable installment period.

(e)	In the event any Grant to the Deferral Account is subsequently determined to have been based on inaccurate financial statements or any other inaccurate performance metric criteria, the Deferral Account balance shall be adjusted to reflect the proper amount of such Grant, including related interest thereon, in accordance with the corrected information. If such determination occurs after the Executive begins to receive distributions under Article 4 hereof, any future installment payments will be adjusted to account for any change in the Deferral Account balance.

3.2	Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement and is not a trust fund of any kind.

Article 4

Distributions During Lifetime

4.1	Normal Retirement Benefit. Upon Separation from Service after Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Article.

4.1.1	Amount of Benefit. The benefit under this Section 4.1 is one hundred percent (100%) of the Executive’s Deferral Account balance determined as of the date of the Executive’s Separation from Service.

4.1.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in one hundred eighty (180) consecutive monthly installments commencing on the first day of the first month following Separation from Service.

4.2	Early Termination. If Early Termination occurs, the Bank shall distribute to the Executive the benefit described in this Section 4.2 in lieu of any other benefit under this Article.

4.2.1	Amount of Benefit. The benefit under this Section 4.2 is one hundred percent (100%) of the Executive’s Deferral Account balance determined as of the date immediately prior to the date distributions commence. Interest will continue to be credited to the Executive’s Deferral Account from the date of Separation from Service as specified in Section 3.1(d).

4.2.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in one hundred twenty (120) consecutive monthly installments commencing on the first day of the first month following Normal Retirement Age.

4.3	Change in Control Benefit. If a Change in Control occurs prior to Normal Retirement Age and is followed within twenty-four (24) months by the Executive’s Separation from Service, the Bank shall distribute to the Executive the benefit described in this Section 4.3 in lieu of any other benefit under this Article.

4.3.1	Amount of Benefit. The benefit under this Section 4.3 is one hundred percent (100%) of the Executive’s Deferral Account balance determined as of the date of the Executive’s Separation from Service.

4.3.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in a lump sum within 90 days following Separation from Service.

4.4	Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 4.4 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Executive due to Separation from Service are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service. All subsequent distributions shall be paid in the manner specified.

4.5	Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then the Bank may make a limited distribution to the Executive in a manner that conforms to the requirements of Code section 409A. Any such distribution will decrease the Deferral Account balance.

4.6	Change in Form or Timing of Distributions. For distribution of benefits under this

Article 4, the Executive and the Bank may, subject to the terms of Section 10.1, amend this Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;

(b)	must, for benefits distributable under Section 4.2, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Sections 4.1, 4.2 and 4.3, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the amendment is made.

4.7	Rabbi Trust. To the extent permitted by 409A, a rabbi trust shall be established and at all times shall be funded with assets at least equal to the Executive’s Deferral Account balance. If the market value of the assets is less than the Executive’s Deferral Account balance at the end of any plan year, additional assets shall be added to the trust within 90 days of the Plan Year end so that the market value off the trust assets will equal or exceed the Executive’s Deferral Account balance.

Article 5

Distributions at Death

5.1	Death During Active Service. If the Executive dies prior to Separation from Service, the Bank shall distribute to the Beneficiary the benefit described in this Section 5.1. This benefit shall be distributed in lieu of the benefit under Article 4.

5.1.1	Amount of Benefit. The benefit under this Section 5.1 is the greater of (i) one hundred percent (100%) of the Executive’s Deferral Account balance as of the date of the Executive’s death or (ii) the benefit set forth on Schedule A for the Plan Year ending immediately prior to death.

5.1.2	Distribution of Benefit. The Bank shall distribute the benefit to the Beneficiary in a lump sum payment within ninety (90) days following the Executive’s death. The Beneficiary shall be required to provide to the Bank a copy of the Executive’s death certificate.

5.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived. The Beneficiary shall be required to provide to the Bank a copy of the Executive’s death certificate.

5.3	Death Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement but dies prior to the date that commencement of said benefit distributions are scheduled to be made under this Agreement, the Bank shall distribute to the Beneficiary the same benefits to which the Executive was entitled prior to death, except that the benefit distributions shall be paid in the manner specified in Section 5.1.2 and shall commence on the first day of the month following the Executive’s death. The Beneficiary shall be required to provide to the Bank the Executive’s death certificate.

Article 6

Beneficiaries

6.1	In General. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Executive participates.

6.2	Designation. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4	No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefit shall be paid to the personal representative of the Executive’s estate.

6.5

Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 7

General Limitations

7.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement, in excess of the Executive Deferrals and any interest thereon (i.e. the Executive shall forfeit all Grants and any interest thereon), if the Executive’s employment with the Bank is terminated by the Bank or an applicable regulator due to a Termination for Cause. The Executive’s Deferrals shall be paid out subject to Section 4.2.2.

7.2	Suicide or Misstatement. No benefit, in excess of the Executive Deferrals and any interest thereon (i.e. the Executive shall forfeit all Grants and any interest thereon), shall be distributed if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

7.3	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit, in excess of the Executive Deferrals and any interest thereon, under this Agreement (i.e. the Executive shall forfeit all Grants and any interest thereon) if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

7.4	Forfeiture. The Executive shall forfeit any non-distributed benefits, in excess of the Executive Deferrals and any interest thereon, under this Agreement (i.e. the Executive shall forfeit all Grants and any interest thereon) if within twelve (12) months following a Separation from Service, the Executive, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company):

(i) becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive’s responsibilities will include providing banking or other financial services within fifty (50) miles of the principal executive office of the Holding Company or the Bank or the office at which the Executive spent the majority of his time as of the date of Separation from Service;

(ii) participates in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Bank as of the date of Separation from Service;

(iii) assists, advises, or serves in any capacity, representative or otherwise, any third party in any action against the Bank or transaction involving the Bank;

(iv) sells, offers to sell, provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Bank (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Bank, to the knowledge of the Executive provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the one (1) year period immediately prior to Separation from Service;

(v) divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Bank, to the knowledge of the Executive, including, but not limited to, the names and addresses of customers or prospective customers, of the Bank, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank, earnings or other information concerning the Bank. The restrictions contained in this subparagraph (v) apply to all information regarding the Bank, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Executive.

Article 8

Administration of Agreement

8.1	Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

8.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit,

including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

8.3	Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

8.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

8.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Executive’s death, Disability or Separation from Service, and such other pertinent information as the Plan Administrator may reasonably require.

8.6	Statement of Accounts. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 9

Claims and Review Procedures

9.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

9.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

9.1.2

Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the

Plan Administrator expects to render its decision.

9.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

9.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

9.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

9.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

9.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. A notification of denial shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 10

Amendments and Termination

10.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A.

10.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. Except as provided in Section 10.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

10.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 10.2, if the Bank terminates this Agreement in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank as described in Code Section 409A(a)(2)(A)(v) provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and further provided that all the Bank’s arrangements which are substantially similar to this Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such termination;

(b)

Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement; the Bank may distribute the Deferral Account balance, determined as of the date of the termination of this Agreement, to the Executive in a lump sum subject to the above terms.

Article 11

Miscellaneous

11.1	Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

11.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank nor interfere with the Bank’s right to discharge the Executive. It does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

11.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

11.4	Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

11.5	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

11.6

Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

11.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

11.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

11.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural

11.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

11.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

11.12	Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

11.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

Graystone Tower Bank
100 Granite Run Drive
Lancaster, PA 17601

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.

11.14	Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

11.15	Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE:	BANK:

Graystone Tower Bank

/S/ Carl Lundblad	By:	/S/ Paul R. Barber
Carl Lundblad	Title:	Human Resources Manager, SVP

Graystone Tower Bank

Deferred Compensation Agreement

Addendum A – Performance Targets Percentage

Addendum A

Performance Targets Percentage - Executive

Executive’s name: Carl Lundblad

A guaranteed grant of 3% of Base Salary will be awarded to each executive for each Plan Year. For performance at the 60th percentile or higher, as compared to an industry index selected by the Employee Development Committee of the Holding Company’s Board of Directors, annually, at the beginning of each plan year, an additional Grant for each Plan Year shall be determined based upon the applicable pro rata portion of the Holding Company’s Operating Return on Assets and Operating Return on Tangible Equity as follows:

Average Operating Return on Assets – Percentile Verses Industry Index	Amount of Grant Executives
Top 60th thru Top 51st Percentile	1.5% of Base Salary
Top 50th thru Top 41st Percentile	3.0% of Base Salary
Top 40th thru Top 31st Percentile	4.5% of Base Salary
Top 30th Percentile	6.0% of Base Salary

Average Operating Return on Tangible Equity – Percentile Verses Industry Index	Amount of Grant Executives
Top 60th thru Top 51st Percentile	1.5% of Base Salary
Top 50th thru Top 41st Percentile	3.0% of Base Salary
Top 40th thru Top 31st Percentile	4.5% of Base Salary
Top 30th Percentile	6.0% of Base Salary

BANK:

GRAYSTONE TOWER BANK

By:	/S/ Paul R. Barber
Title:	Human Resources Manager, SVP

Acknowledged:

EXECUTIVE:

/S/ Carl Lundblad
Carl Lundblad

Deferred Compensation Agreement

Schedule A

Death Benefit Summary

Period Preretirement	Ending Age	Annual Death Benefit
5/1/2010	39	$921,675
12/31/2010	40	$943,397
12/31/2011	41	$981,833
12/31/2012	42	$1,021,834
12/31/2013	43	$1,063,465
12/31/2014	44	$1,106,792
12/31/2015	45	$1,151,885
12/31/2016	46	$1,198,814
12/31/2017	47	$1,247,656
12/31/2018	48	$1,298,487
12/31/2019	49	$1,351,390
12/31/2020	50	$1,406,447
12/31/2021	51	$1,463,748
12/31/2022	52	$1,523,383
12/31/2023	53	$1,585,448
12/31/2024	54	$1,650,042
12/31/2025	55	$1,717,267
12/31/2026	56	$1,787,231
12/31/2027	57	$1,860,046
12/31/2028	58	$1,935,827
12/31/2029	59	$2,014,696
12/31/2030	60	$2,096,778
12/31/2031	61	$2,182,203
12/31/2032	62	$2,271,110
12/31/2033	63	$2,363,638
12/31/2034	64	$2,459,937
8/30/2035	65	$2,517,912

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